Exhibit 99

Cardinal Bankshares Corporation Announces Appointment of Henry A. Logue

FLOYD, VA, November 15, 2010 (OTC Bulletin Board – Symbol: CDBK) - The Board of Directors of the Bank of Floyd (“Bank”), the wholly owned subsidiary of Cardinal Bankshares Corporation (“Cardinal”) appointed Henry A. Logue to the position of Chief Executive Officer of the Bank effective November 15, 2010. Mr. Logue retains the title of President of the Bank and Executive Vice President of Cardinal. Previous to joining Cardinal in April 2010, Mr. Logue, age 56 served for 6 years as President and CEO of a community bank in Madison, Mississippi and has over 30 years of regional and community banking experience. Mr. Logue entered into an employment agreement with Cardinal on April 3, 2010, which has a 3-year term and provides for an annual base salary of $190,000 subject to increases of $10,000 on December 1, 2010 and May 1, 2011 together with standard benefits. The agreement provides that Mr. Logue will be considered for promotion to additional positions with Cardinal and Bank of Floyd during the term of the agreement upon continued satisfactory performance. Upon a change of control the agreement provides for the payment of twice his annual salary should his employment be terminated under certain circumstances.